Exhibit 3.37

BYLAWS OF

TMX CREDIT, INC.

These Bylaws replace the Bylaws of AutoCash Inc. dated as April 15, 2011, to reflect the name change of the corporation to TMX Credit, Inc..

ARTICLE ONE

OFFICES

1.1    The principal office of the Corporation is 15 Bull Street, Suite 200, Savannah, Georgia 31401. The address of the Registered Office of the Corporation in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Registered Agent at this address is The Corporation Trust Company.

ARTICLE TWO

CAPITAL STOCK

2.1    Certificates of stock shall be numbered in the order which they are issued. They shall be signed by the Chief Executive Officer or President, and the Secretary (if a different individual), and any Seal of the Corporation shall be affixed thereto. Records shall be maintained by the Secretary of the Corporation indicating the name of the person owning the shares, the number of shares, and the date of issue. Certificates of stock exchanged or returned shall be canceled by the Secretary and maintained in the Stock Book.

2.2    Transfers of stock shall be made on the Stock Book of the Corporation by the holder in person or by Power of Attorney, or surrender of the old certificate for such shares, duly assigned.

2.3    The holders of the common stock shall be entitled to one vote for each share of stock standing in their name.

ARTICLE THREE

SHAREHOLDERS’ MEETINGS

3.1    The annual Meeting of Shareholders of the Corporation shall be on the second Tuesday in December of each year within or without the State of Delaware at such place as may from time to time be fixed by the Board of Directors.

3.2    At all meetings of Shareholders, the holders of common stock shall be entitled to cast their one vote for each share of common stock, either in person or by written proxy.

3.3    Special meetings of Shareholders may be called at any time by the Chief Executive Officer or any holder or holders of as much as one-third of the outstanding capital stock of the Corporation upon not less than ten (10) nor more than fifty (50) days notice, either mailed to the last known address or personally given to each shareholder. Notice of a special meeting may be waived by instrument in writing. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof.

3.4    Notice of any special meeting of Shareholders shall state the purpose for which the meeting is called.

3.5    At all meetings of Shareholders a majority of the outstanding shares of stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of a majority of the shares represented at the meeting and entitled to vote. A lesser number may adjourn from day to day.

3.6    Any action to be taken at a meeting of the Shareholders of the Corporation, or any action that may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE FOUR

DIRECTORS

4.1    Subject to these Bylaws, or any lawful agreement between the Shareholders, the full and entire management of the affairs and business of the Corporation shall be vested in the Board of Directors, which shall have and may execute all of the powers that may be exercised or performed by the Corporation.

4.2    The Board of Directors shall consist of a minimum of one member and a maximum of five members who shall be elected at an annual meeting of the Shareholders and serve for a term of one year and until their successors are elected. A majority of said Directors shall constitute a quorum for the transaction of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the Directors present at the meeting.

4.3    The Directors may fill the place of any Director which may become vacant prior to the expiration of his term, such appointment by the Directors to continue until the expiration of the term of the Director whose place has become vacant.

4.4    The Directors shall meet annually following the annual meeting of the Shareholders. Special meetings of the Directors may be called at any time by the Chief Executive Officer or by any Director, or by any holder or holders of as much as one-third of the outstanding capital stock of the Corporation on two (2) days written notice. Notice of any such meeting may be waived by instrument in writing. Attendance in person at such meeting shall constitute a waiver of notice thereof. The signature of any Director approving the minutes of any meeting of the Board of Directors, entered thereon, shall be effective to the same extent as if such Director had been present at such meeting. Any meeting of the Board of Directors may be held within or without the State of Delaware at such place as may be determined by the person or persons calling the meeting.

4.5    Any action to be taken at a Meeting of the Directors, or any action that may be taken at a Meeting of the Directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors.

ARTICLE FIVE

OFFICERS

5.1    The Officers of the Corporation shall consist of a Chief Executive Officer, a President and a Secretary and may include a Chief Financial Officer, a Treasurer, and one or more Vice Presidents and Assistant Secretaries. The Officers shall be elected by the Directors at the Directors Meeting immediately following the annual Shareholders Meeting or at any other Directors Meeting. The terms of service of the Officers shall be at the pleasure of and subject to termination by the Board of Directors or by a majority vote of the Shareholders at any annual or special meeting.

5.2    The Chief Executive Officer of the Corporation shall preside at all Directors and Shareholders meetings; shall have the general supervision over the other officers; may sign all stock certificates and written contracts of the Corporation, and shall perform all such other duties as are incident of his office. The Chief Executive Officer shall have the authority to institute or defend legal proceedings when the Directors are deadlocked.

5.3    The President shall have general and active management of the operation of the Corporation, subject to direction of the Chief Executive Officer, and may sign all stock certificates and written contracts of the Corporation, and shall perform all such other duties as are incident of his office.

5.4    Any Vice President, if elected, shall be charged with management of the Corporation as directed by the Chief Executive Officer or President, subject to the terms of any employment agreement governing such Vice President.

5.5    The Secretary shall keep minutes of all meetings of the Shareholders and Directors and have charge of the Minute Books, stock books, and any seal of the Corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.

5.6    The Chief Financial Officer and Treasurer, if elected, shall be charged with the management of the financial affairs of the Corporation as directed by the Chief Executive Officer and the President.

5.7    Assistants to the Secretary may be appointed by and shall have such duties as shall be delegated to them by the Chief Executive Officer or the Board of Directors. Without limitation of the foregoing, any Assistant Secretary of the Corporation shall have the authority to certify the authenticity of Corporation records and documents and the incumbency of individuals holding offices in the Corporation.

5.8    Any payments made to an officer or employee of the Corporation such as salary, commission, bonus, interest, rent, entertainment or other expenses incurred by him which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service shall be reimbursed by such officer or employee to the Corporation to the full extent of such disallowance. It shall be the duty of the Directors, as a Board, to enforce payment of each such amount disallowed. In lieu of payment by the officer or employee, subject to the determination of the Directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the Corporation has been recovered.

ARTICLE SIX

SEAL

6.1    The Corporation shall have no seal unless the Board of Directors shall subsequently vote to adopt one. In the event a seal is required at any time, the signature of the Company followed by the word “Seal” enclosed in parenthesis or scroll shall be deemed the seal of the Corporation. Without limiting the foregoing, the Corporation may use as its seal a generic corporate seal that does not bear the corporate name, providing the same is authorized by the Board of Directors.

ARTICLE SEVEN

INDEMNIFICATION

7.1    The Corporation shall, upon a request to do so pursuant to Section 7.2 of these Bylaws, indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, to the maximum extent allowed by Title 8, Section 145 of the Delaware Code, upon the determination by the Corporation that such indemnification is proper in accordance said Section 145. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

7.2    In order to obtain indemnification under Section 7.1 of these Bylaws, the persons seeking indemnification shall request such indemnification of the Corporation by notifying the Corporation of the following:

(a)    an identification of the claimant and the substance and amount of the claim or claims alleged against him;

(b)    the forum in which such claims have been asserted;

(c)    the date or dates upon which such claims were asserted;

(d)    the defenses made or intended to be made to such claims;

(e)    the current status of such claims;

(f)    the date upon which, or the period within which, resolution of such claims can reasonably be expected; and

(g)    the anticipated amounts, or probable range of amounts, for which the Corporation will be responsible upon any such indemnification.

Within sixty (60) days of its receipt of such notice, the Corporation shall arrange for and make the determination as to whether indemnification is proper under the circumstances as provided in Title 8, Section 145 of the Delaware Code. If the Corporation fails to take such action, the person seeking indemnification may call a special meeting of the shareholders of the Corporation at the principal office of the Corporation. Notice of the special meeting shall be given, and the special meeting shall be conducted in accordance with Article Three of these

Bylaws. The person seeking indemnification shall provide a copy of the notice sent to the Corporation requesting indemnification with his notice to the shareholders of the special meeting.

7.3    If the Corporation purchases and maintains insurance on behalf of any person seeking indemnity from the Corporation pursuant to this Article Seven, and if proceeds of such insurance are paid to such person in connection with the matters upon which he has sought indemnification, the Corporation shall not indemnify such person except to the extent that the amounts sought have not been paid by the proceeds of such insurance.

7.4    If any expenses or other amounts are paid by way of indemnification, otherwise than by court order, by action of the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, the Corporation shall send to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

7.5    For purposes of this Article Seven, and with respect to any merger or consolidation involving the Corporation, references to “the Corporation” shall include, in addition to the surviving or new corporation, any merging or consolidating corporation (including any merging or consolidating corporation of a merging or consolidating corporation) absorbed in a merger or consolidation, so that any person who is or was a director, officer, employee, or agent of such merging or consolidating corporation, or who is or was serving at the request of such merging or consolidating corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under Section 7.1 of these Bylaws with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

7.6    The indemnification and advancement of expenses provided by or granted pursuant to this Article Seven shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

7.7    The right of indemnification provided in this Article Seven shall not be exclusive of any rights to which any director, officer, employee or agent of the Corporation may now or hereafter become entitled apart from this Article Seven.

7.8    Any repeal or modification of this Article Seven or any applicable provision of the law of Delaware shall not affect the Corporation’s rights or obligations of indemnification as they relate to any action or proceeding instituted before any such repeal or modification, or thereafter brought or threatened based in whole or in part upon any events or occurrences occurring prior to such repeal or modification.

ARTICLE EIGHT

AMENDMENT

8.1    These Bylaws may be amended at any meeting of the Shareholders by the affirmative vote of a majority of the issued and outstanding common stock of the Corporation.

Dated: August 31, 2011